Exhibit 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Hospitality Properties Trust on Form S-3, filed on or about the date hereof, of our report dated February 27, 1996, on our audits of the financial statements and schedule of Garden Hotel Associates L.P. as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993 which report is included on Form 8-K (File No. 1-11527) dated April 8, 1996. We also consent to the reference to our firm under the caption "Experts".

/s/ Coopers & Lybrand L.L.P.
Dallas, Texas
December 13, 1996